Exhibit 99.1

NEWS Contact: Mary Dean Hall Vice President, Chief Financial Officer and Treasurer Hallm@quakerchem.com T. 610.832.4160

For Release: Immediate

QUAKER CHEMICAL ANNOUNCES SECOND QUARTER 2018 RESULTS

•	10% increase in net sales to $222.0 million driven by solid volume growth of 5%

•	Net income of $19.2 million and earnings per diluted share of $1.44

•	Strong operating performance drives a 26% increase in non-GAAP earnings per diluted share to $1.56 and a 15% increase in adjusted EBITDA to $32.2 million

July 30, 2018

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced a net sales increase of 10% to $222.0 million in the second quarter of 2018 compared to $201.2 million in the second quarter of 2017 driven by increases in volume, selling price and product mix, and foreign exchange. This increase in net sales, coupled with a higher current quarter gross margin of 36.5% as compared to 35.7% in the prior year quarter, drove a $9.1 million or 13% increase in gross profit quarter-over-quarter. The Company’s second quarter of 2018 net income was $19.2 million or $1.44 per diluted share compared to the prior year quarter’s net income of $11.9 million or $0.89 per diluted share. Excluding total combination-related expenses and all other non-core items in each period, the Company’s strong current quarter operating performance, coupled with a lower effective tax rate, drove non-GAAP earnings per diluted share to $1.56, a 26% increase compared to non-GAAP earnings per diluted share of $1.24 in the prior year period. In addition, the Company’s adjusted EBITDA increased 15% to $32.2 million in the second quarter of 2018 compared to $28.0 million in the prior year period.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “We are pleased with our second quarter results despite a challenging raw material environment.  We saw sequential improvement in our gross margin for the second quarter in a row primarily due to price increases outpacing raw material cost changes.   In addition, we experienced good operating conditions in all regions with broad revenue growth, primarily driven by solid production increases in our steel and automotive end markets and continued market share gains.  We also continued to show good cost control which, coupled with our revenue and margin expansion, resulted in a 15% increase in adjusted EBITDA for the second quarter as well as a 26% increase in non-GAAP earnings.”

Mr. Barry continued, “Looking forward to the second half of the year, we expect our solid volumes to continue, but we also expect some headwinds that include a stronger US dollar and higher raw material costs. Overall, we expect our gross margin to be in the low to mid 36 percent range. Concerning the Houghton combination, our previous guidance still applies.  We expect to present a remedy that meets the needs of the United States and Europe regulators in the third quarter of 2018, and receive approvals from both regulatory authorities and close in the fourth quarter of 2018.  Overall, I continue to be confident in our future given our modestly growing global end markets, our continued market share gains, U.S. Tax Reform and the benefits we will achieve through the upcoming combination with Houghton.”

Quaker Chemical Corporation

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 610.832.4000 F: 610.832.8682

quakerchem.com

Second Quarter of 2018 Summary

Net sales of $222.0 million in the second quarter of 2018 increased $20.8 million or 10% compared to $201.2 million in the second quarter of 2017. The Company’s second quarter of 2018 net sales benefited from quarter-over-quarter increases in volume of 5%, selling price and product mix of approximately 3%, and a positive impact from foreign currency translation of 2% or $4.5 million.

Gross profit in the second quarter of 2018 increased $9.1 million or 13% from the second quarter of 2017, primarily due to the increase in net sales, noted above, as well as a higher gross margin of 36.5% in the second quarter of 2018 compared to 35.7% in the prior year quarter. The increase in the Company’s current quarter gross margin was primarily driven by pricing initiatives and the mix of certain products sold which more than offset raw material cost increases.

SG&A increased $4.5 million during the second quarter of 2018 compared to the second quarter of 2017 primarily due to the impact of foreign currency translation and higher labor-related costs primarily from annual merit increases and incentive based compensation due to the Company’s strong operating performance in the current quarter.

During the second quarter of 2018, the Company incurred $4.3 million of legal, financial, and other advisory and consultant expenses for integration planning and regulatory approvals related to the pending combination with Houghton. Comparatively, the Company incurred $4.3 million of combination-related expenses during the second quarter of 2017 related to costs similar to the current quarter and certain due diligence-related costs.

Operating income in the second quarter of 2018 was $22.6 million compared to $17.9 million in the second quarter of 2017. The increase in operating income was due to strong net sales and gross profit increases, noted above, partially offset by an increase in SG&A not related to the pending Houghton combination.

Other income, net, was $0.3 million in the second quarter of 2018 compared to other expense, net, of $1.6 million in the second quarter of 2017. The quarter-over-quarter change was primarily due to a second quarter of 2017 U.S. pension plan settlement charge of $1.9 million. In addition, the Company incurred higher foreign currency transaction losses in the current quarter as compared to the second quarter of 2017, however this was largely offset by a second quarter of 2018 gain on the sale of an available-for-sale asset.

Interest expense increased $0.8 million during the second quarter of 2018 compared to the second quarter of 2017, primarily due to costs incurred to maintain the bank commitment for the pending Houghton combination which the Company did not incur during the second quarter of 2017. The Company had a relatively consistent level of interest income in both the second quarters of 2018 and 2017.

The Company’s effective tax rates for the second quarters of 2018 and 2017 were 16.8% and 26.2%, respectively. Both of these effective tax rates include the impact of Houghton combination-related expenses, noted above, certain of which were considered non-deductible for the purpose of determining the Company’s effective tax rate. In addition, the Company recorded a tax adjustment of $1.2 million in the second quarter of 2018 to decrease its initial fourth quarter of 2017 estimate of the one-time charge on deemed repatriation of undistributed earnings (“Transition Tax”) associated with the U.S. Tax Cuts and Jobs Act (“U.S. Tax Reform”). Excluding the current quarter $1.2 million Transition Tax adjustment and the impact of the combination-related expenses in each quarter, the Company estimates that its second quarters of 2018 and 2017 effective tax rates would have been approximately 22% and 27%, respectively. This decrease quarter-over-quarter was primarily due to a lower U.S. statutory tax rate of 21% in the current quarter compared to 35% in the prior period.

Equity in net income of associated companies increased $0.8 million in the second quarter of 2018 compared to the second quarter of 2017. The increase was primarily due to higher income from the Company’s interest in a captive insurance company in the current quarter compared to the prior year, as well as a lower quarter-over-quarter charge to write down the Company’s equity investment in its Venezuelan affiliate due to the on-going devaluation of the Venezuelan bolivar fuerte in each period.

The Company’s net income attributable to noncontrolling interest decreased $0.3 million in the second quarter of 2018 compared to the second quarter of 2017, primarily due to the Company’s purchase of the remaining interest in its India joint venture during December 2017.

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Foreign exchange negatively impacted the Company’s second quarter of 2018 earnings by less than 1% or $0.01 per diluted share, including the positive impact from foreign currency translation net of higher foreign currency transaction losses quarter-over-quarter.

Year-to-Date 2018 Summary

Net sales grew approximately $37.9 million or 10% in the first six months of 2018, increasing to $434.0 million compared to $396.1 million in the first six months of 2017. The Company’s first six months of 2018 net sales benefited from increases in volume of 3%, selling price and product mix of 3%, and a positive impact from foreign currency translation of 4% or $15.5 million.

Gross profit in the first six months of 2018 increased $13.7 million or 10% from the first six months of 2017, primarily due to the increase in net sales, noted above. The Company’s gross margin was consistent at 36.0% in both the first six months of 2018 and 2017.

SG&A increased $6.4 million in the first six months of 2018 compared to the prior year period due to similar factors noted in the second quarter of 2018 summary, above, including the impact of foreign currency translation and higher labor-related costs.

During the first six months of 2018, the Company incurred $9.5 million of legal, financial, and other advisory and consultant expenses for integration planning and regulatory approvals related to the pending combination with Houghton. Comparatively, the Company incurred $13.4 million of combination-related expenses during the first six months of 2017 related to costs similar to the current year and certain due diligence-related costs.

Operating income in the first six months of 2018 was $42.8 million compared to $31.7 million in the first six months of 2017. The increase in operating income was due to strong net sales and gross profit increases as well as lower Houghton combination-related expenses, noted above, partially offset by an increase in SG&A not related to the pending Houghton combination.

Other expense, net, was $0.1 million in the first six months of 2018 compared to $1.7 million in the first six months of 2017. The decrease in other expense, net, year-over-year was primarily due to the prior year U.S. pension plan settlement charge and a current year gain on the sale of an available-for-sale asset, partially offset by higher foreign currency transaction losses in the current year.

Interest expense increased $1.9 million during the first six months of 2018 compared to the first six months of 2017, primarily due to current year costs incurred to maintain the bank commitment for the pending Houghton combination which the Company did not incur during the prior year period. Interest income was consistent in both the first six months of 2018 and 2017.

The Company’s effective tax rates for the first six months of 2018 and 2017 were 22.8% and 37.4%, respectively. Similar to the second quarter of 2018 summary above, the Company’s first six months of 2018 and 2017 effective tax rates were impacted by the non-deductibility of certain Houghton combination-related expenses and a current year tax adjustment to decrease the Company’s initial estimate of the Transition Tax associated with U.S. Tax Reform. Excluding the current year $1.2 million Transition Tax adjustment and the impact of combination-related expenses in each period, the Company estimates that its first six months of 2018 and 2017 effective tax rates would have been approximately 24% and 27%, respectively. The decrease in the Company’s effective tax rate year-over-year was primarily due to a lower U.S. statutory tax rate of 21% in the current year compared to 35% in the prior year.

Equity in net income of associated companies decreased $0.5 million in the first six months of 2018 compared to the first six months of 2017, primarily due to lower earnings from the Company’s interest in a captive insurance company in the current year.

The Company’s net income attributable to noncontrolling interest decreased $0.9 million in the first six months of 2018 compared to the first six months of 2017, primarily due to the Company’s purchase of the remaining interest in its India joint venture during December 2017.

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Foreign exchange positively impacted the Company’s first six months of 2018 earnings by approximately 2% or $0.06 per diluted share, including the positive impact from foreign currency translation net of higher foreign currency transaction losses year-over-year.

Balance Sheet and Cash Flow Items

The Company’s net operating cash flow of $17.0 million in the second quarter of 2018 increased its year-to-date net operating cash flow to $19.7 million as compared to $20.8 million in the first six months of 2017. The decrease in net operating cash flow was primarily due to higher cash invested in the Company’s working capital as a result of the Company’s increase in net sales and related accounts receivable, partially offset by the Company’s strong current year operating performance and a second quarter of 2018 cash dividend received from the Company’s captive insurance company. In addition, the Company paid a $4.7 million dividend to its shareholders during the second quarter of 2018, increasing its total cash dividends paid to approximately $9.5 million in the first six months of 2018, which represents a 3% increase year-over-year. Overall, the Company’s liquidity and balance sheet remain strong, as its cash position exceeded its debt at June 30, 2018 by $26.1 million and the Company’s total debt continued to be less than one times its trailing twelve month adjusted EBITDA.

Houghton Combination

On April 4, 2017, Quaker entered into a share purchase agreement with Gulf Houghton Lubricants, Ltd. to purchase the entire issued and outstanding share capital of Houghton (“the Combination”). The shares will be bought for aggregate purchase consideration consisting of: (i) $172.5 million in cash; (ii) a number of shares of common stock, $1.00 par value per share, of the Company comprising 24.5% of the common stock outstanding upon the closing of the Combination; and (iii) the Company’s assumption of Houghton’s net indebtedness as of the closing of the Combination, which was approximately $690 million at signing. At closing, the total aggregate purchase consideration is dependent on the Company’s stock price and the level of Houghton’s indebtedness. The Company secured $1.15 billion in commitments from Bank of America Merrill Lynch and Deutsche Bank to fund the Combination and to provide additional liquidity at closing, and has since replaced these commitments with a syndicated bank agreement with customary terms and conditions. Funding of the syndicated bank agreement is contingent upon closing of the Combination and until then the Company has and will only incur certain interest costs to maintain the banks’ capital commitment. The Company anticipates extending the bank commitment through December 15, 2018 during the third quarter of 2018. In addition, the issuance of the Company’s shares at closing of the Combination was subject to approval by Quaker’s shareholders under the rules of the New York Stock Exchange, and approval was received at a meeting of the Company’s shareholders during the third quarter of 2017. Also, the Combination is subject to regulatory approvals in the United States, Europe, China and Australia. The Company received regulatory approval from China and Australia in 2017. The Company continues to be in productive discussions with the European Commission and Federal Trade Commission regarding the Combination, and based on these discussions the Company continues to expect the remedy will involve a divestment of some product lines which, in total, are approximately 3% or less of the revenues of the combined company, which is consistent with the Company’s original projections. The Company is in discussions with potential buyers for the product lines to be divested and intends to present a remedy that meets the needs of both regulatory authorities in the third quarter of 2018. Based on the information available to date, the Company expects to receive approval from the regulatory authorities and close the Combination in the fourth quarter of 2018.

Non-GAAP Measures

Included in this public release are two non-GAAP (unaudited) financial measures: non-GAAP earnings per diluted share and adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

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The following tables reconcile non-GAAP earnings per diluted share (unaudited) and adjusted EBITDA (unaudited) to their most directly comparable GAAP (unaudited) financial measures:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$1.44	$0.89	$2.40	$1.42
Equity income in a captive insurance company per diluted share	(0.08)	(0.04)	(0.05)	(0.08)
Houghton combination-related expenses per diluted share (a)	0.29	0.27	0.66	0.95
Transition Tax adjustment per diluted share (b)	(0.09)	—	(0.09)	—
U.S. pension plan settlement charge per diluted share	—	0.09	—	0.09
Cost streamlining initiative per diluted share	—	—	—	0.01
Currency conversion impacts of the Venezuelan bolivar fuerte per diluted share	0.00	0.03	0.02	0.03
Non-GAAP earnings per diluted share	$1.56	$1.24	$2.94	$2.42

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income attributable to Quaker Chemical Corporation	$19,246	$11,906	$31,978	$18,898
Depreciation and amortization	4,981	5,007	10,028	9,937
Interest expense (a)	1,602	780	3,294	1,436
Taxes on income before equity in net income of associated companies (b)	3,668	4,224	9,224	11,089
Equity income in a captive insurance company	(1,015)	(435)	(643)	(1,027)
Houghton combination-related expenses (a)	3,681	4,338	8,890	13,413
U.S. pension plan settlement charge	—	1,860	—	1,860
Cost streamlining initiative	—	—	—	286
Currency conversion impacts of the Venezuelan bolivar fuerte	26	340	244	340
Adjusted EBITDA	$32,189	$28,020	$63,015	$56,232
Adjusted EBITDA margin (%)	14.5%	13.9%	14.5%	14.2%

(a)	During the three and six months ended June 30, 2018, the Company incurred $0.9 million and $1.7 million of interest costs, respectively, to maintain the bank commitment related to the pending Combination. These interest costs are included within the caption Houghton combination-related expenses in the reconciliation of GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share. These interest costs are included within the caption Interest expense in the reconciliation of Net income attributable to Quaker Chemical Corporation to Adjusted EBITDA. In addition, Houghton combination-related expenses during the three and six months ended June 30, 2018 includes a $0.6 million gain on the sale of an available-for-sale asset.

(b)	Transition Tax adjustment of $1.2 million is included within Taxes on income before equity in net income of associated companies in the reconciliation of Net income attributable to Quaker Chemical Corporation to Adjusted EBITDA.

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Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that demand for the Company’s products and services is largely derived from the demand for its customers’ products, which subjects the Company to uncertainties related to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Other factors could also adversely affect us, including factors related to the previously announced pending Houghton combination and the risk that the transaction may not receive regulatory approval or that regulatory approval may include conditions or other terms not acceptable to us.  For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Form 10-K for the year ended December 31, 2017, the proxy statement the Company filed on July 31, 2017 and in our quarterly and other reports filed from time to time with the Securities and Exchange Commission. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss the second quarter of 2018 results is scheduled for July 31, 2018 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at https://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

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Quaker Chemical Corporation

Condensed Consolidated Statements of Income

(Dollars in thousands, except share and per share data)

	(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Net sales	$221,962	$201,183	$434,017	$396,092

Cost of goods sold	141,025	129,348	277,633	253,370

Gross profit	80,937	71,835	156,384	142,722
%	36.5%	35.7%	36.0%	36.0%

Selling, general and administrative expenses	54,083	49,594	104,090	97,648
Combination-related expenses	4,291	4,338	9,500	13,413

Operating income	22,563	17,903	42,794	31,661
%	10.2%	8.9%	9.9%	8.0%

Other income (expense), net	261	(1,571)	(108)	(1,676)
Interest expense	(1,602)	(780)	(3,294)	(1,436)
Interest income	571	540	1,060	1,063
Income before taxes and equity in net income of associated companies	21,793	16,092	40,452	29,612

Taxes on income before equity in net income of associated companies	3,668	4,224	9,224	11,089
Income before equity in net income of associated companies	18,125	11,868	31,228	18,523

Equity in net income of associated companies	1,245	473	929	1,432

Net income	19,370	12,341	32,157	19,955

Less: Net income attributable to noncontrolling interest	124	435	179	1,057

Net income attributable to Quaker Chemical Corporation	$19,246	$11,906	$31,978	$18,898
%	8.7%	5.9%	7.4%	4.8%

Share and per share data:
Basic weighted average common shares outstanding	13,267,504	13,195,053	13,256,327	13,185,627
Diluted weighted average common shares outstanding	13,297,388	13,240,279	13,287,946	13,230,937

Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$1.44	$0.90	$2.40	$1.42
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$1.44	$0.89	$2.40	$1.42

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Quaker Chemical Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	June 30,	December 31,
	2018	2017
ASSETS

Current assets
Cash and cash equivalents	$90,220	$89,879
Accounts receivable, net	213,548	208,358
Inventories, net	95,930	87,221
Prepaid expenses and other current assets	22,225	21,128
Total current assets	421,923	406,586

Property, plant and equipment, net	83,367	86,704
Goodwill	84,230	86,034
Other intangible assets, net	67,650	71,603
Investments in associated companies	21,778	25,690
Non-current deferred tax assets	12,602	15,661
Other assets	32,075	30,049
Total assets	$723,625	$722,327

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$5,689	$5,736
Accounts and other payables	96,815	97,732
Accrued compensation	17,648	22,846
Other current liabilities	31,556	29,384
Total current liabilities	151,708	155,698

Long-term debt	58,397	61,068
Non-current deferred tax liabilities	8,302	9,653
Other non-current liabilities	82,541	87,044
Total liabilities	300,948	313,463

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2018 - 13,330,845 shares; 2017 - 13,307,976 shares	13,331	13,308
Capital in excess of par value	94,984	93,528
Retained earnings	387,498	365,182
Accumulated other comprehensive loss	(74,351)	(65,100)
Total Quaker shareholders' equity	421,462	406,918
Noncontrolling interest	1,215	1,946
Total equity	422,677	408,864
Total liabilities and equity	$723,625	$722,327

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Quaker Chemical Corporation

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	(Unaudited)
	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities
Net income	$32,157	$19,955
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,330	6,333
Amortization	3,698	3,604
Equity in undistributed earnings of associated companies, net of dividends	3,352	(1,301)
Deferred compensation and other, net	177	268
Share-based compensation	1,975	2,245
Gain on disposal of property, plant and equipment and other assets	(599)	(28)
Insurance settlement realized	(481)	(446)
Combination-related expenses, net of payments	(1,445)	3,306
Pension and other postretirement benefits	(2,341)	(439)
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(10,873)	790
Inventories	(11,301)	(7,881)
Prepaid expenses and other current assets	(2,323)	(4,686)
Accounts payable and accrued liabilities	1,407	(213)
Restructuring liabilities	-	(675)
Net cash provided by operating activities	19,733	20,832

Cash flows from investing activities
Investments in property, plant and equipment	(5,622)	(5,242)
Payments related to acquisitions, net of cash acquired	(500)	(5,363)
Proceeds from disposition of assets	668	43
Insurance settlement interest earned	47	21
Net cash used in investing activities	(5,407)	(10,541)

Cash flows from financing activities
Proceeds from long-term debt	-	6,753
Repayments of long-term debt	(287)	(373)
Dividends paid	(9,453)	(9,167)
Stock options exercised, other	(496)	(941)
Distributions to noncontrolling affiliate shareholders	(834)	-
Net cash used in financing activities	(11,070)	(3,728)

Effect of foreign exchange rate changes on cash	(3,346)	3,015

Net (decrease) increase in cash, cash equivalents and restricted cash	(90)	9,578
Cash, cash equivalents and restricted cash at the beginning of the period	111,050	110,701
Cash, cash equivalents and restricted cash at the end of the period	$110,960	$120,279